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                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Datastream Systems, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Datastream Systems, Inc. of our report dated January 19, 1996, relating to the consolidated balance sheets of Datastream Systems, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of Datastream Systems, Inc.

                                                      KPMG Peat Marwick LLP

Greenville, South Carolina
May 10, 1996